UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934


                                 OpenTV Corp.

-------------------------------------------------------------------------------
                               (Name of Issuer)


                    Class A Ordinary Shares (no par value)
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   G6754310

                 --------------------------------------------
                                (CUSIP Number)


                               December 31, 1999

-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)


                              Page 1 of 14 pages

-----------------------
  CUSIP NO.  G6754310                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       OTV Holdings Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,631,746*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,631,746*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,631,746*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         67.8%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

         * Represents shares issuable upon conversion of 30,631,746 Class B Ordinary Shares of OpenTV Corp.

         ** Based on 45,155,605 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,631,746 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 1999.


                              Page 2 of 14 pages

-----------------------
  CUSIP NO.  G6754310                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Mindport Holdings Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,631,746*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,631,746*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,631,746*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         67.8%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

         * Represents shares issuable upon conversion of 30,631,746 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited, a wholly owned subsidiary of Mindport Holdings Limited.

         ** Based on 45,155,605 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,631,746 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 1999.


                              Page 3 of 14 pages

-----------------------
  CUSIP NO.  G6754310                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,631,746*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,631,746*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH

                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,631,746*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       67.8%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

         * Represents shares issuable upon conversion of 30,631,746 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited, an indirect subsidiary of MIH Limited.

         ** Based on 45,155,605 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,631,746 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 1999.


                              Page 4 of 14 pages

-----------------------
  CUSIP NO.  G6754310               13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH (BVI) Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,631,746*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,631,746*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,631,746*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         67.8%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

         * Represents shares issuable upon conversion of 30,631,746 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited, an indirect subsidiary of MIH (BVI)Limited.

         ** Based on 45,155,605 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,631,746 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 1999.


                              Page 5 of 14 pages

-----------------------
  CUSIP NO.  G6754310               13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH Holdings Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,631,746*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,631,746*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,631,746*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         67.8%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

         * Represents shares issuable upon conversion of 30,631,746 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited, an indirect subsidiary of MIH Holdings Limited.

         ** Based on 45,155,605 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,631,746 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 1999.


                              Page 6 of 14 pages

-----------------------
  CUSIP NO.  G6754310               13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH Investments (Proprietary) Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       South Africa

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,631,746*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,631,746*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,631,746*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         67.8%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

         * Represents shares issuable upon conversion of 30,631,746 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited, an indirect subsidiary of MIH Investments (Proprietary) Limited.

         ** Based on 45,155,605 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,631,746 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 1999.


                              Page 7 of 14 pages

-----------------------
  CUSIP NO.  G6754310               13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Naspers Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,631,746*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,631,746*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,631,746*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         67.8%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

         * Represents shares issuable upon conversion of 30,631,746 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited, an indirect subsidiary of Naspers Limited.

         ** Based on 45,155,605 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,631,746 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 1999.


                              Page 8 of 14 pages

Item 1(a).                 Name of Issuer:

                           OpenTV Corp.

Item 1(b).                 Address of Issuer's Principal Executive Offices:

                           401 East Middlefield Road

                            Mountain View, CA 94043

Item 2(a).                 Name of Persons Filing:

                           OTV Holdings Limited
                           Mindport Holdings Limited
                           MIH Limited
                           MIH (BVI) Limited
                           MIH Holdings Limited
                           MIH Investments (Proprietary) Limited
                           Naspers Limited


Item 2(b).                 Address of Principal Business Office or, if none,
                           Residence:

                           OTV Holdings Limited
                           c/o Benfid Verwaltungs AG
                           PO Box 4146 Baarerstrasse 19
                           CH - 6304 Zug
                           Switzerland

                           Mindport Holdings Limited
                           c/o Benfid Verwaltungs AG
                           PO Box 4146 Baarerstrasse 19
                           CH - 6304 Zug
                           Switzerland

                           MIH Limited
                           Jupiterstraat 13-15
                           2132 HC Hoofddorp
                           The Netherlands

                           MIH (BVI) Limited
                           c/o Benfid Verwaltungs AG
                           PO Box 4146 Baarerstrasse 19
                           CH - 6304 Zug
                           Switzerland

                           MIH Holdings Limited
                           251 Oak Avenue
                           Randburg
                           2194
                           South Africa

                           MIH Investments (Proprietary) Limited
                           251 Oak Avenue
                           Randburg
                           2194
                           South Africa

                           Naspers Limited
                           40 Heerengracht
                           Cape Town
                           8001
                           South Africa

Item 2(c).                 Citizenship:

                           OTV Holdings Limited - British Virgin Islands Mindport Holdings Limited - British Virgin Islands MIH Limited - British Virgin Islands
                           MIH (BVI) Limited - British Virgin Islands


                              Page 9 of 14 pages

                           MIH Holdings Limited - South Africa
                           MIH Investments (Proprietary) Limited - South Africa Naspers Limited - South Africa

Item 2(d).                 Title of Class of Securities:

                           Class A Ordinary Shares, no par value

Item 2(e).                 CUSIP Number:

                           G6754310

Item 3. Not applicable. This Schedule 13G is filed pursuant to Rule 13d-1(d).

Item 4.                    Ownership.

                  (a).     Amount beneficially owned:

                           See the responses to Item 9 on the attached cover pages.

                  (b).     Percent of Class:

                           See the responses to Item 11 on the attached cover pages.

                  (c).     Number of shares as to which such person has:

                           (i).   Sole power to vote or to direct the vote:
                                  See the responses to Item 5 on the attached cover pages.

                           (ii).  Shared power to vote or to direct the vote:
                                  See the responses to Item 6 on the attached cover pages.

                           (iii). Sole power to dispose or to direct the
                                  disposition of: See the responses to Item 7 on the attached cover pages.

                           (iv). Shared power to dispose or to direct the disposition of: See the responses to Item 8 on the attached cover pages.


Item 5.                    Ownership of Five Percent or Less of a Class.

                                Not Applicable

Item 6.                    Ownership of More than Five Percent on Behalf of
                           Another Person.

                                Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                Not Applicable

Item 8. Identification and Classification of Members of the Group.

                                Not Applicable

Item 9.                    Notice of Dissolution of Group.

                                Not Applicable

Item 10.                   Certification.

                                Not Applicable


                              Page 10 of 14 pages

                                    SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000



                                            OTV HOLDINGS LIMITED

                                                by

                                                     /s/ Securitas Services Ltd.
                                                     --------------------------
                                                     Name: Hans Schibli
                                                     Title: Director

                                            MINDPORT HOLDINGS LIMITED

                                                by

                                                     /s/ Hans Schibli
                                                     --------------------------
                                                     Name: Hans Schibli
                                                     Title: Director

                                            MIH LIMITED

                                                by

                                                     /s/ Jacobus D.T. Stofberg
                                                     -------------------------
                                                     Name: Jacobus D.T. Stofberg
                                                     Title:Chief Executive
                                                           Officer and Director

                                            MIH (BVI) LIMITED

                                                by

                                                     /s/ Securitas Services Ltd.
                                                     --------------------------
                                                     Name: Hans Schibli
                                                     Title: Director

                                            MIH HOLDINGS LIMITED

                                                by

                                                     /s/ Jacobus D.T. Stofberg
                                                     -------------------------
                                                     Name: Jacobus D.T. Stofberg
                                                     Title: Director


                                            MIH INVESTMENTS (PROPRIETARY)
                                            LIMITED

                                                by

                                                     /s/ Jacobus P. Bekker
                                                     --------------------------
                                                     Name: Jacobus P. Bekker
                                                     Title: Director


                                            NASPERS LIMITED

                                                by

                                                     /s/ Jacobus P. Bekker
                                                     --------------------------
                                                     Name: Jacobus P. Bekker
                                                     Title: Director


                              Page 11 of 14 pages

                               INDEX TO EXHIBITS

Exhibit No.        Exhibit

-----------        -------

  99.1 Joint Filing Agreement, dated February 14, 2000, among OTV Holdings Limited, Mindport Holdings Limited, MIH Limited, MIH (BVI) Limited, MIH Holdings Limited, MIH Investments (Proprietary) Limited and Naspers Limited.


                              Page 12 of 14 pages

                                                                EXHIBIT (99.1)


                            JOINT FILING AGREEMENT

          In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A Ordinary Shares, no par value, of OpenTV Corp. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 14, 2000



                                            OTV HOLDINGS LIMITED

                                                by

                                                     /s/ Securitas Services Ltd.
                                                     --------------------------
                                                     Name: Hans Schibli
                                                     Title: Director

                                            MINDPORT HOLDINGS LIMITED

                                                by

                                                     /s/ Hans Schibli
                                                     --------------------------
                                                     Name: Hans Schibli
                                                     Title: Director

                                            MIH LIMITED

                                               by

                                                     /s/ Jacobus D.T. Stofberg
                                                     -------------------------
                                                     Name: Jacobus D.T. Stofberg
                                                     Title: Chief Executive
                                                            Officer and Director

                                            MIH (BVI) LIMITED

                                                by

                                                     /s/ Securitas Services Ltd.
                                                     --------------------------
                                                     Name: Hans Schibli
                                                     Title: Director

                                            MIH HOLDINGS LIMITED

                                                by

                                                     /s/ Jacobus D.T. Stofberg
                                                     -------------------------
                                                     Name: Jacobus D.T. Stofberg
                                                     Title: Director


                                            MIH INVESTMENTS (PROPRIETARY)
                                            LIMITED

                                                by

                                                     /s/ Jacobus P. Bekker
                                                     --------------------------
                                                     Name: Jacobus P. Bekker
                                                     Title: Director



                              Page 13 of 14 pages

                                            NASPERS LIMITED

                                                 by

                                                     /s/ Jacobus P. Bekker
                                                    ---------------------------
                                                     Name: Jacobus P. Bekker
                                                     Title: Director



                              Page 14 of 14 pages